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                EXHIBIT 23.2 CONSENT OF CLIFTON GUNDERSON L.L.C.






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                    [LETTERHEAD OF CLIFTON GUNDERSON L.L.C.]





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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The Board of Directors
Citizens First Financial Corp.


We have issued our report dated January 27, 1995, except as to Note 13 which is as of February 25, 1995, accompanying the consolidated financial statements of Citizens First Financial Corp. appearing in the Form 10-KSB Report filed by the Company with the Securities and Exchange Commission on March 28, 1997, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to Citizens Savings Bank, F.S.B. Profit Sharing and Savings Plan of the aforementioned report.

/s/ Clifton, Gunderson L.L.C.


Peoria, Illinois
December 4, 1997






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